CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$17,900,000	$2,441.56

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated October 4, 2012 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$17,900,000

Contingent Quarterly Payment Callable Yield Notes due

April 13, 2015 Linked to the Lowest Return of the S&P 500® Index,

the Russell 2000® Index, and the iShares® MSCI EAFE Index Fund

Global Medium-Term Notes, Series A, No. E-7528

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date*:	October 4, 2012

Issue Date*:	October 10, 2012

Final Valuation Date*:	April 6, 2015, subject to postponement for non-Reference Asset Business Days and certain market disruption events

Maturity Date*:	April 13, 2015, subject to postponement for non-Reference Asset Business Days and certain market disruption events

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:	S&P 500® Index (the “S&P 500 Index”), Russell 2000® Index (the “Russell 2000 Index”) and the iShares® MSCI EAFE Index Fund (the “ETF”)

Reference Asset	Bloomberg Ticker	Initial Value	Barrier Level	Coupon Barrier Level
S&P 500 Index	SPX<Index>	1,461.40	803.77	803.77
Russell 2000 Index	RTY<Index>	844.65	464.56	464.56
ETF	EFA UP <Equity>	$54.06	$29.73	$29.73

The S&P 500 Index, the Russell 2000 Index and the ETF are each referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”. The S&P 500 Index and the Russell 2000 Index are each referred to in this pricing supplement as an “Index” and collectively as the “Indices”.

Quarterly Contingent Interest Rate:	2.01% (equal to an annualized rate of 8.03%)

Quarterly Contingent Interest Payment:	On each Quarterly Contingent Interest Payment Date, unless the Notes have been previously redeemed (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive a quarterly contingent interest payment equal to the Quarterly Contingent Interest Rate times the principal amount of your Notes if and only if the Closing Value of the Least Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level. If the Closing Value of the Least Performing Reference Asset on any quarterly Valuation Date is less than its Coupon Barrier Level, you will not receive any quarterly contingent interest payment on the related Quarterly Contingent Interest Payment Date, and if the Closing Value of the Least Performing Reference Asset is less than its Coupon Barrier Level on all Valuation Dates, you will not receive any quarterly contingent interest payments over the term of the Notes.

Valuation Dates:	The 4th day of each January, April, July and October beginning on January 4, 2013 and ending on April 6, 2015 (the “final valuation date”), subject to postponement for non-Reference Asset Business Days and certain market disruption events.

Quarterly Contingent Interest Payment Dates:**	The quarterly contingent interest payment date for any Valuation Date will be the fifth Business Day after such Valuation Date, except that the quarterly contingent interest payment date for the Final Valuation Date will be the Maturity Date.

Day Count Convention:	30/360

Early Redemption at the Option of the Issuer:	The Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below on any Quarterly Contingent Interest Payment Date, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the Quarterly Contingent Interest Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:	If the Issuer exercises its redemption option on any Quarterly Contingent Interest Payment Date (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to, but excluding, the Early Redemption Date.

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk), in addition to any final Quarterly Contingent Interest Payment, a cash payment determined as follows:

•        If the Final Value of the Least Performing Reference Asset is greater than or equal to its respective Barrier Level, $1,000 per $1,000 principal amount Note that you hold.

•        If the Final Value of the Least Performing Reference Asset is less than its respective Barrier Level, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

You may lose some or all of the principal amount of your Notes at maturity. If the Final Value of the Least Performing Reference Asset is less than its respective Barrier Level, your Notes will be fully exposed to any such decline. The payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset and the performances of the other Reference Assets will not be taken into account for purposes of calculating any payment due at maturity under the Notes. Any payments due on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Closing Value:

With respect to the S&P 500 Index, for any Index Business Day, the closing value of the S&P 500 Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the S&P 500 Index will be based on the alternate calculation of the S&P 500 Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

With respect to the Russell 2000 Index, for any Index Business Day, the closing value of the Russell 2000 Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Russell 2000 Index will be based on the alternate calculation of the Russell 2000 Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

With respect to the ETF, for any Trading Day, the official closing price per share of the ETF on that Trading Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “EFA UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing price per share of an ETF will be based on the alternate calculation of the ETF as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Coupon Barrier Level:	With respect to a Reference Asset, 55.00% of its corresponding Initial Value. The Coupon Barrier Level for each Reference Asset is set forth in the table above, which appears under the caption “Reference Assets”.

Barrier Level:	With respect to a Reference Asset, 55.00% of its corresponding Initial Value. The Barrier Level for each Reference Asset is set forth in the table above, which appears under the caption “Reference Assets”.

Index Business Day:	With respect to an Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Trading Day:	With respect to the ETF, a day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in the ETF or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Reference Asset Business Day:	A day that is both (i) an Index Business Day with respect to each of the Indices, and (ii) a Trading Day with respect to the ETF.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Business Day Convention:	Following; Unadjusted

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:

With respect to each Reference Asset and with respect to each Valuation Date (including the Final Valuation Date), the performance of such Reference Asset from its Initial Value to its Closing Value on such day, calculated as follows:

Closing Value – Initial Value

Initial Value

Initial Value:	With respect to a Reference Asset, the Closing Value of the Reference Asset on the Initial Valuation Date. The Initial Value for each Reference Asset is set forth in the table above, which appears under the caption “Reference Assets”.

Final Value:	With respect to a Reference Asset, the Closing Value of the Reference Asset on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741THZ3 and US06741THZ30

*	In the event that the expected initial valuation date and issue date is not within the month of October 2012, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.
**	If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.50%	98.50%
Total	$17,900,000	$268,500	$17,631,500

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to up to 1.50% of the principal amount of the Notes, or up to $15.00 per $1,000 principal amount , and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives per Note, assuming the maximum per Note agent’s commission of 1.50%.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

HYPOTHETICAL QUARTERLY CONTINGENT INTEREST PAYMENT EXAMPLES

The payment of a Quarterly Contingent Interest Payment on any Quarterly Contingent Interest Payment Date will be dependent on the Closing Value of each Reference Asset on the related Valuation Date and the corresponding return of each Reference Asset as measured from that Valuation Date to the Initial Valuation Date. The Reference Asset with the lowest Reference Asset Return on a Valuation Date will be deemed the Least Performing Reference Asset and the corresponding Closing Value of such Reference Asset on the related Valuation Date will be evaluated relative to the Coupon Barrier Level of such Reference Asset. If the Closing Value of the Least Performing Reference Asset on such Valuation Date is less than its corresponding Coupon Barrier Level, then there will not be a Quarterly Contingent Interest Payment made on the corresponding Quarterly Contingent Interest Payment Date. Alternatively, if the Closing Value of the Least Performing Reference Asset on such Valuation Date is greater than or equal to its corresponding Coupon Barrier Level, then a Quarterly Contingent Interest Payment will be made on the corresponding Quarterly Contingent Interest Payment Date. If the Closing Value of the Least Performing Reference Asset on each Valuation Date is less than the corresponding Coupon Barrier Level of such Reference Asset, then no Quarterly Contingent Payments will be made over the term of the Notes. If the Issuer exercises the “Early Redemption at the Option of the Issuer”, no Quarterly Contingent Interest Payments will be made following the date of such exercise.

Quarterly Contingent Interest Payment Calculations

Step 1: Determine Which Reference Asset is the Least Performing Reference Asset Based on the Reference Asset Return of each Reference Asset.

To determine which Reference Asset is the Least Performing Reference Asset on each Valuation Date, the Calculation Agent will need to calculate the Reference Asset Return of each Reference Asset on the respective Valuation Date. The Reference Asset Return of each Reference Asset is equal to the performance of such Reference Asset as measured from its Initial Value to its Closing Value on such Valuation Date, calculated as follows:

Closing Value – Initial Value

Initial Value

The Reference Asset with the lowest Reference Asset Return on such Valuation Date will be deemed the Least Performing Reference Asset.

Step 2: Determine Whether the Closing Value on of the Least Performing Reference Asset is Greater than or Equal to its Corresponding Barrier Level.

Upon determining which Reference Asset is the Least Performing Reference Asset on a Valuation Date, the Calculation Agent will take the Closing Value of such Reference Asset and evaluate it relative to its Coupon Barrier Level (that is, whether the Closing Value on that day is greater than or equal to its applicable Coupon Barrier Level). If the Closing Value of the Lowest Performing Reference Asset is greater than or equal to its corresponding Coupon Barrier Level, a Quarterly Contingent Interest Payment will be made (as calculated in Step 3 below) and payable on the corresponding Quarterly Contingent Interest Payment Date. If the Closing Value of the Least Performing Reference Asset is less than the corresponding Coupon Barrier Level of such Reference Asset, then no Quarterly Contingent Interest Payment will be made the corresponding Quarterly Contingent Interest Payment Date.

Step 3: Calculate the Quarterly Contingent Interest Payment, if Any:

If on the respective Valuation Date, the Closing Value of the Least Performing Reference Asset is greater than or equal to its corresponding Coupon Barrier Level, we will pay a Quarterly Contingent Interest Payment equal to the Quarterly Contingent Interest Rate multiplied by the stated of the stated principal amount; otherwise no Quarterly Contingent Interest Payment will be due on the corresponding Quarterly Contingent Interest Payment Date. The Quarterly Contingent Interest Payment will be calculated as follows:

1,000 × Quarterly Contingent Interest Rate

1,000 × 2.01% = $20.10

No adjustments to the amount of the Quarterly Contingent Interest Payment calculated will be made in the event a Quarterly Contingent Interest Payment Date is not a Business Day. Payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.

Examples of Quarterly Contingent Interest Payment Calculations

The tables and examples below illustrate the determination as to whether a Quarterly Contingent Interest Payment will be made with respect to a series of 20 hypothetical Valuation Dates. The hypothetical examples set forth below are based on the following assumptions: a total of 20 quarterly Valuation Dates; a Quarterly Contingent Interest Rate of 2.01% (equivalent to an annualized rate of 8.03%); the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; and no Market Disruption Event with respect to any of the Reference Assets has occurred or is continuing on any Valuation Date, including the Final Valuation Date. Numbers in the table and examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

Table 1 During the Term of the Notes, On Certain Valuation Dates, the Closing Value of the Least Performing Reference Asset has been Less Than its Respective Coupon Barrier Level and on Certain Valuation Dates, the Closing Value of the Least Performing Reference Asset has been Greater than or Equal to its Respective Coupon Barrier Level. As a Result, During the Term of the Note on Certain Valuation Dates a Quarterly Contingent Interest Payment Will Be Due and On Other Valuation Dates, No Quarterly Contingent Interest Payment Will Be Due.

Valuation Dates	Is the Closing Value of the Least Performing Reference Asset Below its Coupon Barrier Level?[1]	Will a Quarterly Contingent Interest Payment be Made?[2]	Quarterly Contingent Interest Rate	Amount of Quarterly Contingent Interest Payment (per $1,000 principal amount)[3]
First	No	Yes	2.01%	$20.10
Second	Yes	No	0.00%	$0.00
Third	Yes	No	0.00%	$0.00
Fourth	No	Yes	2.01%	$20.10
Fifth	Yes	No	0.00%	$0.00
Sixth	No	Yes	2.01%	$20.10
Seventh	No	Yes	2.01%	$20.10
Eighth	Yes	No	0.00%	$0.00
Ninth	No	Yes	2.01%	$20.10
Tenth	No	Yes	2.01%	$20.10
Eleventh	Yes	No	0.00%	$0.00
Twelfth	Yes	No	0.00%	$0.00
Thirtieth	No	Yes	2.01%	$20.10
Fourteenth	Yes	No	0.00%	$0.00
Fifteenth	No	Yes	2.01%	$20.10
Sixteenth	No	Yes	2.01%	$20.10
Seventeenth	Yes	No	0.00%	$0.00
Eighteenth	Yes	No	0.00%	$0.00
Nineteenth	Yes	No	0.00%	$0.00
Twentieth (Final Valuation Date)	No	Yes	2.01%	$20.10

During the Term of the Notes, the Total Quarterly Contingent Interest Payments received per Note: $201.00

[1]	For each Reference Asset, the Coupon Barrier Level is equal to 55.00% of its Initial Value.
[2]	A Quarterly Contingent Interest Payment will be made if the Closing Value of the Least Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.
[3]	The Quarterly Contingent Interest Payment per Note equals the Quarterly Contingent Interest Rate times the $1,000 principal amount.

Table 2 With Respect to Each Valuation Date, the Closing Value of the Least Performing Reference Asset Has Been Greater than or Equal to its Respective Coupon Barrier Level. This Example Illustrates the Maximum Possible Quarterly Contingent Interest Payments that Would be Due During the Term of the Notes.

Valuation Dates	Is the Closing Value of the Least Performing Reference Asset Below its Coupon Barrier Level?[1]	Will a Quarterly Contingent Interest Payment be Made?[2]	Quarterly Contingent Interest Rate	Amount of Quarterly Contingent Interest Payment (per $1,000 principal amount)[3]
First	No	Yes	2.01%	$20.10
Second	No	Yes	2.01%	$20.10
Third	No	Yes	2.01%	$20.10
Fourth	No	Yes	2.01%	$20.10
Fifth	No	Yes	2.01%	$20.10
Sixth	No	Yes	2.01%	$20.10
Seventh	No	Yes	2.01%	$20.10
Eighth	No	Yes	2.01%	$20.10
Ninth	No	Yes	2.01%	$20.10
Tenth	No	Yes	2.01%	$20.10
Eleventh	No	Yes	2.01%	$20.10
Twelfth	No	Yes	2.01%	$20.10
Thirtieth	No	Yes	2.01%	$20.10
Fourteenth	No	Yes	2.01%	$20.10
Fifteenth	No	Yes	2.01%	$20.10
Sixteenth	No	Yes	2.01%	$20.10
Seventeenth	No	Yes	2.01%	$20.10
Eighteenth	No	Yes	2.01%	$20.10
Nineteenth	No	Yes	2.01%	$20.10
Twentieth (Final Valuation Date)	No	Yes	2.01%	$20.10

During the Term of the Note, the Total Quarterly Contingent Interest Payments received per Note: $402.00

[1]	For each Reference Asset, the Coupon Barrier Level is equal to 55.00% of its Initial Value.
[2]	A Quarterly Contingent Interest Payment will be made if the Closing Value of the Least Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.
[3]	The Quarterly Contingent Interest Payment per Note equals the Quarterly Contingent Interest Rate times the $1,000 principal amount.

Table 3 With Respect to Each Valuation Date, the Closing Value of the Least Performing Reference Asset Has Been Less than its Respective Coupon Barrier Level. This Example Illustrates the Minimum Possible Quarterly Contingent Interest Payments that Would be Due During the Term of the Notes, Which is $0.00.

Valuation Dates	Is the Closing Value of the Least Performing Reference Asset Below its Coupon Barrier Level?[1]	Will a Quarterly Contingent Interest Payment be Made?[2]	Quarterly Contingent Interest Rate	Amount of Quarterly Contingent Interest Payment (per $1,000 principal amount)[3]
First	Yes	No	N/A	$0.00
Second	Yes	No	N/A	$0.00
Third	Yes	No	N/A	$0.00
Fourth	Yes	No	N/A	$0.00
Fifth	Yes	No	N/A	$0.00
Sixth	Yes	No	N/A	$0.00
Seventh	Yes	No	N/A	$0.00
Eighth	Yes	No	N/A	$0.00
Ninth	Yes	No	N/A	$0.00
Tenth	Yes	No	N/A	$0.00
Eleventh	Yes	No	N/A	$0.00
Twelfth	Yes	No	N/A	$0.00
Thirtieth	Yes	No	N/A	$0.00
Fourteenth	Yes	No	N/A	$0.00
Fifteenth	Yes	No	N/A	$0.00
Sixteenth	Yes	No	N/A	$0.00
Seventeenth	Yes	No	N/A	$0.00
Eighteenth	Yes	No	N/A	$0.00
Nineteenth	Yes	No	N/A	$0.00
Twentieth (Final Valuation Date)	Yes	No	N/A	$0.00

During the Term of the Notes, the Total Quarterly Contingent Interest Payments received per Note: $0.00

[1]	For each Reference Asset, the Coupon Barrier Level is equal to 55.00% of its Initial Value.
[2]	A Quarterly Contingent Interest Payment will be made if the Closing Value of the Least Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.
[3]	The Quarterly Contingent Interest Payment per Note equals the Quarterly Contingent Interest Rate times the $1,000 principal amount.

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Value of the S&P 500 Index is 1,461.40, (ii) the Initial Value of the Russell 2000 Index is 844.65, (iii) the Initial Value of the ETF is $54.06 (iii) the Barrier Level with respect to the S&P 500 Index is 803.77 (the Initial Level of the S&P 500 Index multiplied by 55.00%, rounded to the nearest hundredth), (iv) the Barrier Level with respect to the Russell 2000 Index is 464.56 (the Initial Level of the Russell 2000 Index multiplied by 55.00%, rounded to the nearest hundredth), (v) the Barrier Level with respect to the ETF is $29.73 (the Initial Value of the ETF multiplied by 55.00%, rounded to the nearest hundredth), and (vi) the Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine which Reference Asset is the Least Performing Reference Asset.

To determine which Reference Asset is the Least Performing Reference Asset on the Final Valuation Date, the Calculation Agent will need to calculate the Reference Asset Return of each Reference Asset on the Final Valuation Date. The Reference Asset with the lowest Reference Asset Return will be the Least Performing Reference Asset and its Closing Value on the Final Valuation Date will be evaluated relative to its corresponding Barrier Level to determine the payment due at maturity.

The Reference Asset Return of a Reference Asset on the Final Valuation Date is equal to the performance of such Reference Asset from its Initial Value to its Closing Value on the Final Valuation Date (referred to as the “Final Value”), calculated by the Calculation Agent as follows:

Final Value – Initial Value

Initial Value

Step 2: Calculate the Payment at Maturity based on the Final Value and Reference Asset Return of the Least Performing Reference Asset.

The payment at maturity, in addition to any final Quarterly Contingent Interest Payment, will depend on whether the Final Value of the Least Performing Reference Asset is greater than, equal to or less than its respective Barrier Level. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Value of the Least Performing Reference Asset is greater than or equal to the Barrier Level with respect to such Reference Asset.

If the Final Value of the Least Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Reference Asset Return of the Least Performing Reference Asset. The payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset and the performances of the other Reference Assets will not be taken into account for purposes of calculating any payment due at maturity under the Notes. As such, if the Final Value of the Least Performing Reference Asset has depreciated by more than 45% relative to its Initial Value, you may lose some or all of the principal amount of your Notes at maturity.

The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Reference Assets:

Russell 2000 Index Final Value	S&P 500 Index Final Value	ETF Final Value ($)	Reference Asset Return of the Russell 2000 Index	Reference Asset Return of the S&P 500 Index	Reference Asset Return of the ETF	Reference Return of The Least Performing Reference Asset	Payment at Maturity* (Not including any interest payment)
1731.53	2922.80	113.53	105.00%	100.00%	110.00%	100.00%	$1,000.00
1604.84	2849.73	108.12	90.00%	95.00%	100.00%	90.00%	$1,000.00
1562.60	2630.52	100.01	85.00%	80.00%	85.00%	80.00%	$1,000.00
1435.91	2557.45	97.31	70.00%	75.00%	80.00%	70.00%	$1,000.00
1393.67	2338.24	91.90	65.00%	60.00%	70.00%	60.00%	$1,000.00
1266.98	2265.17	83.79	50.00%	55.00%	55.00%	50.00%	$1,000.00
1224.74	2045.96	78.39	45.00%	40.00%	45.00%	40.00%	$1,000.00
1098.05	1972.89	75.68	30.00%	35.00%	40.00%	30.00%	$1,000.00
1055.81	1753.68	70.28	25.00%	20.00%	30.00%	20.00%	$1,000.00
929.12	1636.77	62.17	10.00%	12.00%	15.00%	10.00%	$1,000.00
844.65	1461.40	54.06	0.00%	0.00%	0.00%	0.00%	$1,000.00
929.12	1388.33	56.76	10.00%	-5.00%	5.00%	-5.00%	$1,000.00
760.19	1388.33	52.71	-10.00%	-5.00%	-2.50%	-10.00%	$1,000.00
861.54	1169.12	48.65	2.00%	-20.00%	-10.00%	-20.00%	$1,000.00
633.49	1242.19	43.25	-25.00%	-15.00%	-20.00%	-25.00%	$1,000.00
675.72	1022.98	40.55	-20.00%	-30.00%	-25.00%	-30.00%	$1,000.00
549.02	1022.98	43.25	-35.00%	-30.00%	-20.00%	-35.00%	$1,000.00
675.72	876.84	37.84	-20.00%	-40.00%	-30.00%	-40.00%	$1,000.00
464.56	876.84	35.14	-45.00%	-40.00%	-35.00%	-45.00%	$1,000.00
422.33	657.63	29.73	-50.00%	-55.00%	-45.00%	-55.00%	$450.00
506.79	584.56	24.33	-40.00%	-60.00%	-55.00%	-60.00%	$400.00
253.40	1680.61	27.03	-70.00%	15.00%	-50.00%	-70.00%	$300.00
211.16	292.28	16.22	-75.00%	-80.00%	-70.00%	-80.00%	$200.00
84.47	219.21	10.81	-90.00%	-85.00%	-80.00%	-90.00%	$100.00
42.23	0.00	5.41	-95.00%	-100.00%	-90.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The S&P 500 Index increases from an Initial Value of Initial Value of 1,461.40 to a Final Value of 2,338.24, the Russell 2000 Index increases from an Initial Value of 844.65 to a Final Value of 1,393.67, and the ETF increases from an Initial Value of $54.06 to a Final Value of $91.90.

Because the Reference Asset Returns of all the Reference Assets are positive, the Reference Asset Return of the Least Performing Reference Asset is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The S&P 500 Index increases from an Initial Value of 1,461.40 to a Final Value of 1,636.77, the Russell 2000 Index decreases from an Initial Value of 844.65 to a Final Value of 549.02 and the ETF decreases from an Initial Value of $54.06 to a Final Value of $43.25.

Because the Reference Asset Return of the Russell 2000 Index of -35.00% is lowest, compared with the Reference Asset Returns of the S&P 500 Index of 12.00% and of the ETF of -20.00%, the Russell 2000 Index is the Least Performing Reference Asset. However, because the Final Value of the Least Performing Reference Asset of 549.02 is not less than its respective Barrier Level of 464.56, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The S&P 500 Index decreases from an Initial Value of 1,461.40 to a Final Value of 1,022.98, the Russell 2000 Index decreases from an Initial Value of 844.65 to a Final Value of 253.40 and the ETF decreases from an Initial Value of $54.06 to a Final Value of $43.25.

Because the Reference Asset Return of the Russell 2000 Index of -70.00% is lowest, compared with the Reference Asset Returns of the S&P 500 Index of -30.00% and the Reference Asset Return of the ETF of -20.00%, the Russell 2000 Index is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset of 253.40 is less than its respective Barrier Level of 464.56, the investor is exposed to the depreciation of the Index and receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The Valuation Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to any Reference Asset. If the Calculation Agent determines that on any Valuation Date, a Market Disruption Event occurs or is continuing in respect of any Reference Asset, the Valuation Date will be postponed. If such postponement occurs, the Closing Values of the Reference Assets shall be determined using the Closing Values of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of any Reference Asset. In no event, however, will a Valuation Date (including the Final Valuation Date) be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Value of any Reference Asset unaffected by such Market Disruption Event using the Closing Value of such Reference Asset on such fifth day, and will make an estimate of the Closing Value of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

•

For a description of what constitutes a Market Disruption Event with respect to the Indices, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement;

•

For a description of what constitutes a Market Disruption Event with respect to the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement;

•

For a description of further adjustments that may affect the Indices, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” of the prospectus supplement; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” of the prospectus supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income bearing executory contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income bearing executory contract, it would be reasonable (i) to treat any quarterly contingent interest payments you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to a quarterly contingent interest payment) and your basis in the Notes for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the quarterly contingent interest payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in these preliminary terms is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment obligations rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the quarterly contingent interest payments (if any) that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

In addition, it is possible that (i) you should not include the quarterly contingent interest payments in income as you receive them and instead you should reduce your basis in your Notes by the amount of the quarterly contingent interest payments that you receive; (ii) you should not include the quarterly contingent interest payments in income as you receive them and instead, upon the sale, redemption or maturity of your Notes, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the quarterly contingent interest payments paid to you over the term of the Notes (including the quarterly contingent interest payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the quarterly contingent interest payments to be paid on the Notes) and (b) the excess (if any) of (1) the amount you paid for your Notes over (2) the amount of cash you receive upon the sale, redemption or maturity (excluding the quarterly contingent interest payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the quarterly contingent interest payments to be paid on the Notes); or (iii)

if a quarterly contingent interest payment is made at redemption or maturity, such quarterly contingent interest payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at redemption or maturity.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—The U.S. federal income tax treatment of an investment in the Notes is uncertain”, in these preliminary terms.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any quarterly contingent interest payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on quarterly contingent interest payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or the underlying components of the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Value of the Least Performing Reference Asset is less than its respective Barrier Level. If the Final Value of the Least Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, your Notes will be fully exposed to any decline of the Least Performing Reference Asset from its Initial Value to its Final Value and you may lose some or all of your principal. Specifically, if the Final Value of the Least Performing Reference Asset is less than its Barrier Level (a decline of 45% compared to its Initial Value), you will lose 1% of your principal amount for every 1% decline in the Final Value of the Least Performing Reference Asset.

•

The Payment at Maturity on the Notes is not Linked to the Value of any Reference Asset Other than the Final Value of the Least Performing Reference Asset—Any payment (including any final interest payment) due at maturity on your Notes will be linked solely to the performance of the Least Performing Reference Asset and the performance of the other Reference Assets will not be taken into consideration. For example, if the Final Value of the Least Performing Reference Asset is less than its respective Barrier Level, even though either or both of the other Reference Assets that are not the Least Performing Reference Asset appreciate from their Initial Values to their Final Values, the calculation of the payment at maturity will not take into account such appreciation and your Notes will be fully exposed to any decline of the Least Performing Reference Asset from its Initial Value to its Final Value. Similarly, if all the Reference Assets have negative Reference Asset Returns, any payment at maturity will depend solely on whether the Final Value of the Least Performing Reference Asset is less than its Barrier Level and will not be limited in any way by virtue of the Reference Asset Returns of the other Reference Assets being greater than the Reference Asset Return of the Least Performing Reference Asset or by virtue of the Final Value of the other Reference Assets not being less than their Barrier Levels. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Reference Asset(s) that are not the Least Performing Reference Assets.

•

The Payment at Maturity of Your Notes is Not Based on the Closing Value of the Least Performing Reference Asset at Any Time Other than on the Final Valuation Date—The Closing Value of the Least Performing Reference Asset on the Final Valuation Date (subject to adjustments as described in the prospectus supplement) or the Final Value will be the relevant value when determining the payment due at maturity. Therefore, if the Closing Value of the Least Performing Reference Asset fell precipitously on the Final Valuation Date, causing the Closing Value of the Least Performing Reference Asset to fall below its respective Barrier Level, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the Closing Value of the Least Performing Reference Asset prior to such drop.

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final interest payment, if any, you will not receive more than the principal amount of your Notes, even if the Reference Asset Returns of any or all of the Reference Assets is greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments, if any, paid during the term of the Notes.

•

Potential Return Limited to the Quarterly Contingent Interest Payments—The return, if any, on the Note is limited to the quarterly contingent interest payment(s). You will not participate in any appreciation in the value of any reference asset. Moreover, a Quarterly Contingent Interest Payment will not be made on any Quarterly Interest Payment Date if the Closing Value of the Least Performing Reference Asset is below its Coupon Barrier Level on the respective Valuation Date. As such, it is possible that you will not receive any Quarterly Contingent Interest Payments during the term of the Notes.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, beginning on the first Valuation Date (approximately three months after the Issue Date) and each Valuation Date thereafter, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option on any Valuation Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding, the Early Redemption Date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•

Holding the Notes is not the Same as Owning Directly the Reference Assets, or the Underlying Constituents of the Reference Assets; No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in any of the Reference Assets or components of the Reference Assets. The return on your Notes will not reflect the return you would realize if you actually purchased the Reference Assets or underlying components of the Reference Assets. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF, the underlying constituents of the ETF, or the stocks comprising either of the Indices, would have.

•

Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

•

The Notes Provide Exposure to U.S. Equities of the S&P 500® Index and the Russell 2000® Index—The Notes are linked to the performance of the S&P 500 Index and the Russell 2000 Index (as well as the ETF, see “Certain Consideration Related to ETFs Whose Underlying Constituents Are, Non- U.S. Securities that Trade in Non-U.S. Markets, Including Emerging Markets”). The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions. For additional information about the Russell 2000 Index, see the information set forth under “Information Regarding the Indices—Description of the Russell 2000 Index” in this pricing supplement. The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500 Index, see “Information Regarding the Indices—Description of the S&P 500 Index” in this pricing supplement and the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the ETF and the Value of the Notes:

•

Management risk. This is the risk that the respective investment strategies for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the ETF is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•

Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

Exchange-Traded Funds May Underperform Their Respective Underlying Assets/Indices—The performance of the ETF may not replicate the performance of, and may underperform, its underlying index. The ETF will reflect transaction costs and fees that will reduce its relative performances. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index.

•

Certain Consideration Related to ETFs Whose Underlying Constituents Are, Non- U.S. Securities that Trade in Non-U.S. Markets, Including Emerging Markets—Some or all of the equity securities that are held by the ETF have been issued by non- U.S. issuers. Investments in securities linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries. In particular securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such securities, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies. The economies of emerging market countries in particular face several concerns. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regula[t]ory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•

Currency Exchange Risk—Because the prices of some or all of the securities composing the ETF (the “Component Securities”) are converted into U.S. dollars for the purposes of calculating the value of the ETF, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the relevant currencies. An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the weight of the Component Securities in the relevant ETF denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against those currencies, the value of the ETF will be adversely affected and any return on the Notes may be reduced.

•

Adjustments to the Indices or ETFs (including underlying index tracked by the ETF) could adversely affect the value of the Notes—Those responsible for calculating and maintaining the Indices or ETF or the underlying index tracked by the ETF can add, delete or substitute the components of the Indices or ETF (or the underlying index tracked by the ETF), or make other methodological changes that could change the value of the Indices or ETF (or the underlying index tracked by the ETF). In addition, the publisher of an Index may discontinue or suspend calculation or publication of such Index or the ETF may be delisted from its relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Reference Assets and, consequently, the value of the Notes. For a description of the actions that may be taken by the Calculation Agent in the event that an Index publisher discontinues or suspends calculation of an Index or an ETF is liquidated or otherwise terminated, please see “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this pricing supplement.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the quarterly contingent interest payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in excess of any quarterly contingent interest payments received on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the quarterly contingent interest payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Reference Assets on any Reference Asset Business Day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Indices and ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

Description of the S&P 500® Index

The S&P 500® Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of the 500 constituent stocks representing all major industries. The top 5 industry groups by market capitalization as of June 30, 2012 were: Information Technology, Financials, Health Care, Energy and Industrials. For additional information about the S&P 500® Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Historical Information Regarding the S&P 500® Index

The following table sets forth the high and low closing levels as well as end-of-quarter closing levels of the Index, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 30, 2007	1459.68	1374.12	1420.86
June 29, 2007	1539.18	1420.86	1503.35
September 28, 2007	1553.08	1406.70	1526.75
December 31, 2007	1565.15	1407.22	1468.36
March 31, 2008	1447.16	1273.37	1322.70
June 30, 2008	1426.63	1278.38	1280.00
September 30, 2008	1305.32	1106.39	1166.36
December 31, 2008	1161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1071.66	879.13	1057.08
December 31, 2009	1127.78	1025.21	1115.10
March 31, 2010	1174.17	1056.74	1169.43
June 30, 2010	1217.28	1030.71	1030.71
September 30, 2010	1148.67	1022.58	1141.20
December 31, 2010	1259.78	1137.03	1257.64
March 31, 2011	1343.01	1256.88	1325.83
June 30, 2011	1363.61	1265.42	1320.64
September 30, 2011	1353.22	1119.46	1202.09
December 30, 2011	1285.09	1099.23	1257.60
March 30, 2012	1416.51	1277.06	1408.47
June 29, 2012	1419.04	1278.04	1362.16
September 28, 2012	1465.77	1334.76	1440.67
October 4, 2012	1461.40	1,444.49	1461.40

The following graph sets forth the historical performance of the Index based on daily closing levels from January 1, 2007 through October 4, 2012. The closing level of the S&P 500® Index on October 4, 2012 was 1,461.40.

We obtained the S&P 500® Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the S&P 500® Index on any Valuation Date. We cannot give you assurance that the performance of the S&P 500® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

“Standard & Poor’s®, S&P 500® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED

WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Description of the Russell 2000® Index

All information regarding the Russell 2000® Index set forth in this pricing supplement reflects the policies of, and is subject to change by, Russell Investments (“Russell”), the index sponsor. The Russell 2000® Index was developed by Russell and is calculated, maintained and published by Russell. The Russell 2000® Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 and represented, as of June 30, 2012, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of June 30, 2012, approximately 98% of the investable U.S. equity market.

Selection of Stocks Underlying the Russell 2000® Index

Security Inclusion Criteria

•

U.S. company. All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and company stock trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible for this purpose), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary location of the company’s revenues to cross-compare with the three HCIs and assign a country in a similar manner. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

•

Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheet or over-the-counter traded securities are not eligible for inclusion.

•

Minimum closing price. Stock must trade at or above US$1.00 on their primary exchange on the last trading day in May to be considered eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. If a stock’s closing price is less than US$1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than US$1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above US$1.00 on the last day of their eligibility period in order to qualify for index inclusion.

•

Primary exchange pricing. If a stock, new or existing, does not have a closing price at or above US$1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above US$1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

•	Minimum total market capitalization. Companies with a total market capitalization of less than US$30 million are not eligible for the Russell 2000® Index.

•

Minimum available shares/float requirement. Companies with only a small portion of their shares available in the marketplace are not eligible for the Russell Indices. Companies with 5% or less will be removed from eligibility.

•

Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000. Business development companies (BDCs) are eligible.

•	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrant rights and trust receipts are not eligible for inclusion.

•

Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation on that date supporting the company’s eligibility for inclusion. This information includes corporate description, verification of incorporation, number of shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion on a quarterly basis.

All Russell indices, including the Russell 2000® Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

Market Capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Russell 2000® Index, is total market capitalization, which is calculated by multiplying the total outstanding shares by the market price as of the last trading day in May for those securities being considered for the purposes of the annual reconstitution. IPO eligibility is determined each quarter.

•

Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

•

Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Russell 2000® Index.

Capitalization Adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Russell 2000® Index, by their float-adjusted market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization:

•	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.

•

Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.

•	Employee stock ownership plan shares. Corporations that have employee stock ownership plans that comprise 10% or more of the shares outstanding are adjusted.

•	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.

•	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

•

Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000® Index

Changes to all Russell U.S. indices, including the Russell 2000® Index, are made when an action is final.

•

“No replacement” rule. Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year may fluctuate according to corporate activity.

•	Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Russell 2000® Index.

•

Re-incorporations. Members of the Russell 2000® Index that are re-incorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that re-incorporate and no longer trade in the U.S. are immediately deleted from the Russell 2000® Index and placed in the appropriate country within the Russell Global Index. Those that re-incorporate to the U.S. during the year will be assessed during reconstitution for membership.

•

Re-classifications of shares (primary vehicles). Primary vehicles will not be assessed or change outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signalling a necessary primary vehicle change, proper notification will be made.

•

Rights offerings. Rights offered to shareholders are reflected in the Russell 2000® Index the date the offer expires for non-transferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.

•

Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non- Index member and other potential changes are updated at the end of the month (with the sole exception of June) which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.

•

Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the Russell 2000® Index if warranted by the market capitalization of the spin-off company.

•

Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Russell 2000® Index, will be increased simultaneously.

•

Delisting. Only companies listed on U.S. exchanges are included in the Russell 2000® Index. Therefore, when a company is delisted from a U.S. exchange and moved to over-the-counter trading, the company is removed from the Russell 2000® Index.

•

Bankruptcy and voluntary liquidations. Companies that file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Russell 2000® Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Russell 2000® Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

•

Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

•

Dividends. Gross dividends are included in the daily total return calculation of the Russell 2000® Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as cash.

•

Halted securities. Halted securities are not removed from the Russell 2000® Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Russell 2000® Index is available on the following website: http://www.russell.com. No information on the website shall be deemed to be included or incorporated by reference in this pricing supplement.

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with the Russell Investments (“Russell”) whereby we, in exchange for a fee, are permitted to use the Russell 2000 Index and its related trademarks in connection with certain Notes, including the Notes. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC provides that the following language must be set forth in the pricing supplement:

“The Notes are not sponsored, endorsed, sold, or promoted by Russell Investments (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the Notes upon which the Russell 2000 Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Russell Investments and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Notes.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the high and low closing levels of the Russell 2000® Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 30, 2007	829.44	760.06	800.71
June 29, 2007	855.09	803.22	833.70
September 28, 2007	855.77	751.54	805.45
December 31, 2007	845.72	735.07	766.03
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	650.96	689.95
December 30, 2011	765.43	609.49	740.92
March 30, 2012	846.13	747.28	830.30
June 29, 2012	840.63	737.24	798.49
September 28, 2012	864.70	767.75	837.45
October 4, 2012	844.65	838.78	844.65

The following graph sets forth the historical performance of Russell 2000® Index the based on daily closing levels from January 1, 2007 through October 4, 2012. The closing level of the Russell 2000® Index on October 4, 2012 was 844.65.

                We obtained the Russell 2000® Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Russell 2000® Index on any Valuation Date. We cannot give you assurance that the performance of the Russell 2000® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Description of the ETF

We have derived all information contained in this pricing supplement regarding the iShares® MSCI EAFE Index Fund (the “MSCI EAFE ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the MSCI EAFE ETF’s prospectus dated December 1, 2011 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The MSCI EAFE ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the MSCI EAFE ETF. The EFA Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the MSCI EAFE ETF . Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the MSCI EAFE ETF, please see the MSCI EAFE ETF’s prospectus. In addition, information about iShares® and the MSCI EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the MSCI EAFE ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index. The MSCI EAFE® Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets. For additional information about the MSCI EAFE® Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of June 30, 2012, the MSCI EAFE ETF holdings by country consisted of the following 29 countries: Australia, Austria, Belgium, Bermuda, Cayman Islands, China, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Jersey, Luxembourg, Macau, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United States and the United Kingdom. In addition, as of June 30, 2012, the EFA Fund’s three largest holdings by country were the United Kingdom, Japan and France.

The MSCI EAFE ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI EAFE® Index. The MSCI EAFE ETF generally invests at least 90% of its assets in securities of the MSCI EAFE® Index and depository receipts representing securities of the MSCI EAFE® Index. In addition, the MSCI EAFE ETF may invest up to 10% of its assets in securities not included in the MSCI EAFE® Index but which BFA believes will help the MSCI EAFE ETF track the MSCI EAFE® Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The MSCI EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI EAFE® Index, and generally does not hold all of the equity securities included in the MSCI EAFE® Index. The MSCI EAFE ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI EAFE® Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE® Index.

Correlation

The MSCI EAFE® Index is a theoretical financial calculation, while the EFA Fund is an actual investment portfolio. The performance of the EFA Fund and the MSCI EAFE® Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the MSCI EAFE ETF’s portfolio and the MSCI EAFE® Index resulting from legal restrictions (such as diversification requirements) that apply to the MSCI EAFE ETF but not to the MSCI EAFE® Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the EFA Fund’s portfolio and that of the MSCI EAFE® Index. The MSCI EAFE ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The MSCI EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE® Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Historical Information Regarding the ETF

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter/Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
March 30, 2007	76.94	70.95	76.27
June 29, 2007	81.79	76.27	80.63
September 28, 2007	83.77	73.70	82.56
December 31, 2007	86.18	78.24	78.50
March 31, 2008	78.50	68.31	71.90
June 30, 2008	78.52	68.10	68.70
September 30, 2008	68.70	53.08	56.30
December 31, 2008	56.30	35.71	44.87
March 31, 2009	45.44	31.69	37.59
June 30, 2009	49.04	37.59	45.81
September 30, 2009	55.81	43.91	54.70
December 31, 2009	57.28	52.66	55.30
March 31, 2010	57.96	50.45	56.00
June 30, 2010	58.03	46.29	46.51
September 30, 2010	55.42	46.51	54.92
December 31, 2010	59.46	54.25	58.23
March 31, 2011	61.91	55.31	60.09
June 30, 2011	63.87	57.10	60.14
September 30, 2011	60.80	46.66	47.75
December 30, 2011	55.57	46.45	49.53
March 30, 2012	55.80	49.15	54.90
June 29, 2012	55.51	46.55	49.96
September 28, 2012	55.15	47.62	53.00
October 4, 2012	54.06	53.42	54.06

The following graph sets forth the historical performance of the MSCI EAFE ETF based on daily closing prices from January 1, 2007 through October 4, 2012. The closing price per share of the MSCI EAFE ETF on October 4, 2012 was $54.06

We obtained the MSCI EAFE ETF closing prices above from Bloomberg, L.P, without independent verification. The historical prices of the MSCI EAFE ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the MSCI EAFE ETF on any Valuation Date. We cannot give you assurance that the performance of the MSCI EAFE ETF will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent has committed to take and pay for all of the Notes, if any are taken.